CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 29, 2024, relating to the financial statements and financial highlights of Miller Value Partners Leverage ETF and Miller Value Partners Appreciation ETF, each series of Advisor Managed Portfolios, which are included in Form N‐CSR for the periods ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 27, 2025